PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
TO PROSPECTUS DATED SEPTEMBER 8, 2000                 REGISTRATION NO. 333-38782

                                  $720,000,000

                        VITESSE SEMICONDUCTOR CORPORATION
               4.00% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2005
                       AND THE COMMON STOCK ISSUABLE UPON
                          CONVERSION OF THE DEBENTURES


         This prospectus supplement relates to the resale by the selling securityholders of 4.00% convertible subordinated debentures due 2005 of Vitesse Semiconductor Corporation and the common stock issuable upon conversion of the debentures.

         This prospectus supplement should be read in conjunction with the prospectus dated September 8, 2000, which is to be delivered with this prospectus supplement. All capitalized terms used but not defined in the prospectus supplement shall have the meanings given them in the prospectus.

         The table below sets forth information as of the date hereof concerning beneficial ownership of the notes of the selling securityholders as listed below. All information concerning beneficial ownership has been furnished by the selling securityholders.

                                Principal amount of
                                debentures                                    Number of shares
                                beneficially owned       Percentage of        of common stock         Percentage of
                                that may be sold         debentures           that may be sold        common stock
Name                            hereby                   outstanding          hereby (1)              outstanding (2)
----                            --------------------     -----------          -----------------       ---------------
Aeria Lauder Zinterhofer           10,000                    **                      89                      **
Bankers Trust Company           3,470,000                    **                  30,930                      **
Trustee for Daimler-
Chrysler Corp. Emp. #1
Pension Plan
British Virgin Islands             15,000                    **                     134                      **
Social Security Board
CIBC World Markets              1,000,000                    **                   8,914                      **
Deutsche Bank Securities,      32,800,000                    5%                 292,368                      **
Inc.
First Union International      11,490,000                    2%                 102,418                      **
Capital Markets
Fiduciary Trust Company           250,000                    **                   2,228                      **
International
Franklin and Marshall             235,000                    **                   2,095                      **
College
J.P. Morgan Securities,        10,850,000                    2%                  15,287                      **
Inc.
KBC Financial Products          4,000,000                    1%                  35,655                      **





                                Principal amount of
                                debentures                                    Number of shares
                                beneficially owned       Percentage of        of common stock         Percentage of
                                that may be sold         debentures           that may be sold        common stock
Name                            hereby                   outstanding          hereby (1)              outstanding (2)
----                            --------------------     -----------          -----------------       ---------------

Lehman Brothers Inc.            3,924,000                    1%                  34,977                      **
Merrill Lynch                     250,000                    **                   2,228                      **
Morgan Stanley & Co.            2,000,000                    **                  17,827                      **
Morgan Stanley Dean             2,000,000                    **                  17,827                      **
Witter Convertible
Securities Trust
Palladin Securities LLC         1,400,000                    **                  12,479                      **
Paloma Securities, L.L.C.       2,500,000    (3)             **                   22,284                     **
Penn Treaty Network               280,000                    **                   2,496                      **
America Insurance
Company
PGEP III LLC                    600,000                      **                   5,348                      **
Raytheon-Master Pension         529,000                      **                   4,715                      **
Trust
SG Cowen Securities Inc.        100,000                      **                     891                      **
State Street Bank               1,715,000                    **                  15,287                      **
Custodian for GE Pension
Trust
Any other holder of             17,926,000                   2%                 159,786                      **
debentures or future
transferee, pledgee, donee
or successor or any holder

------------------------
**Less than 1%

(1) Assumes conversion of all of the holders's debentures at a conversion price of $112.1875 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Debentures-Conversion." As a result, the amount of common stock issuable upon conversion of the debentures may increase or decrease in the future.

(2) Calculated based on Rule 13d-3under the Exchange Act using 179,618,298 shares of common stock outstanding as of July 31, 2000. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's debentures. However, we did not assume the conversion of any other holder's debentures.

(3) Does not include an aggregate of 17,200 shares of common stock that are not being registered for resale hereon.


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


                         ------------------------------

     THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK
                FACTORS" BEGINNING ON PAGE 6 OF THE PROSPECTUS.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES
                 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                         ------------------------------

          The date of this Prospectus Supplement is September 27, 2000.


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